Issuer Free Writing Prospectus

Filed by: Strategic Hotel Capital, Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statements No. 333-126314 and 333-126312

Free Writing Prospectus and Final Term Sheet Dated January 24, 2006

This information supplements the information contained in the preliminary prospectus supplement dated January 23, 2006

STRATEGIC HOTEL CAPITAL, INC.

18,027,513 Shares

Issuer: Strategic Hotel Capital, Inc. (the “Company”).

Total shares offered: 18,027,513 shares Common Stock. This represents an increase of 9,027,513 shares from the number of shares indicated on the cover page of the preliminary prospectus supplement.

Common stock offered by the Company: 7,500,000 shares.

Common stock offered by the Selling Stockholders: 10,527,513 shares. This represents an increase of 9,027,513 shares from the number of shares indicated on the cover page of the preliminary prospectus supplement.

Over-allotment option: 2,704,127 shares (500,000 shares by the Company and 2,204,127 by the Selling Stockholders).

Public offering price: $20.00 per share.

Gross Proceeds to the Company and Selling Stockholders: $360,550,260; $414,632,800 if over-allotment option is exercised in full.

Proceeds to the Company and Selling Stockholders after discounts but before expenses: $19.05 per shares.

Total Proceeds to the Company after discounts but before expenses: $142,875,000; $152,400,000 if over-allotment option is exercised in full.

Total Proceeds to Selling Stockholders after discounts but before expenses: $200,549,123; $242,537,742 if over-allotment option is exercised in full.

Common Stock Outstanding after the Offering: 58,592,912 shares; 59,092,912 shares if over-allotment option is exercised in full.

Selling Stockholders: The shares to be sold by the selling stockholders represent 82.7% of the shares of our common stock held by them and registered on their behalf; and represent 100% of the shares of our common stock held by them and registered on their behalf if the over-allotment option is exercised in full.

The issuer has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request them by calling toll-free 1-800-503-4611 or 1-800-326-5897.